UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2013

CURTISS-WRIGHT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-134	13-0612970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10 Waterview Boulevard Parsippany, New Jersey (Address of Principal Executive Offices)		07054 (Zip Code)

Registrant's telephone number, including area code: (973) 541-3700

--------------

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Officer Resignation

On May 6, 2013, Curtiss-Wright Corporation and its subsidiary, Curtiss-Wright Flow Control Corporation and David Linton, the former President of Curtiss-Wright Flow Control Corporation and Vice-President of Curtiss-Wright Corporation, executed a Separation and Release Agreement (the “Release Agreement”), in connection with Mr. Linton's announced resignation from Curtiss-Wright. By mutual agreement, he is stepping down as part of the reorganization of the operational management structure as announced in October 2012.

The Release Agreement provides that Mr. Linton will receive severance benefits to which he is entitled under his Key Employee Severance Agreement that he received as direct report to the Curtiss-Wright’s Chief Executive Officer. Under the terms of the Release Agreement, in addition to any accrued, but unpaid compensation and reimbursement for any previously incurred business expenses, Mr. Linton will receive 18 months of salary, subsidized health care continuation coverage under Curtiss-Wright's health care plans for up to 18 months, and one half of his targeted 2013 annual bonus payment. The Release Agreement becomes effective upon expiration of a seven day statutory waiting period, and Curtiss-Wright's obligations are conditioned upon compliance with the terms of the Release Agreement and his compliance with the Agreement’s confidentiality, non-competition, and non-solicitation provisions. Pursuant to the Release Agreement, Mr. Linton agreed to release and discharge Curtiss-Wright from, among other things, all claims arising out of or related to or based upon his employment with Curtiss-Wright Corporation or any of its subsidiaries.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

99.1 Press Release dated May 10, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURTISS-WRIGHT CORPORATION

By:	/s/ Glenn E. Tynan
Glenn E. Tynan
Vice-President and Chief Financial Officer

Date: May 10, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated May 10, 2013